Exhibit 99.1

ADMA Biologics Announces $135 Million Non-Dilutive Refinancing of Credit Facilities with Ares Management

New $135 Million Credit Facility Replaces Existing $159 Million Credit Facility, a 15% Decrease in Total Debt

Further Supports Rapid Q-o-Q and Y-o-Y Earnings Accretion

RAMSEY, N.J. and BOCA RATON, Fla., Dec. 18, 2023-- ADMA Biologics, Inc. (Nasdaq: ADMA) (“ADMA” or the “Company”), an end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing, and developing specialty plasma-derived biologics, today announced the Company has executed a definitive credit agreement with Ares Management credit funds (“Ares”) for $135 million in total senior secured credit facilities, including a $72.5 million asset-backed revolving credit facility and a $62.5 million term loan.  The proceeds of the senior secured credit facilities were fully drawn at closing and used, along with existing cash, to repay all obligations under the prior Hayfin Capital Management senior secured credit facility.

“This non-dilutive credit facility with Ares materially reduces ADMA’s nominal interest rate and significantly lowers our total debt by 15%, which further supports ADMA’s rapid earnings growth outlook,” said Adam Grossman, President and Chief Executive Officer of ADMA.  “We have assertively chosen to use a portion of our available cash in a non-dilutive manner, to decrease our overall debt while concurrently improving our borrowing rate. This decision is a testament to our confidence in the sustained growth of earnings and the anticipated ongoing generation of cash. We look forward to finishing 2023 on a high note and embarking on 2024 from a position of strength."

Chris York, Partner, Ares US Direct Lending said: "Our investment in ADMA, with its strong commercial position in treating patients with rare immunodeficiencies, is consistent with our strategy to back innovative life sciences businesses. We look forward to supporting ADMA in this new phase of growth and development.”

Key features of this new credit facility include:
•	$135 million senior secured credit facilities, comprised of a $72.5 million asset-backed revolver and a $62.5 million term loan
•	4-year interest only maturity period
•	The full amount of the loan was fully drawn at the initial funding
•	The proceeds were used to refinance ADMA’s senior credit facility with Hayfin Capital Management

The debt financing terms disclosed in this press release are not all inclusive and, as such, the statements in this press release are qualified in their entirety by reference to the description of the debt financing further detailed in a Securities and Exchange Commission (“SEC”) filing on Form 8-K which will be filed concurrently with this press release.

About ADMA Biologics, Inc. (ADMA)

ADMA Biologics is an end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty plasma-derived biologics for the treatment of immunodeficient patients at risk for infection and others at risk for certain infectious diseases. ADMA currently manufactures and markets three United States Food and Drug Administration (FDA)-approved plasma-derived biologics for the treatment of immune deficiencies and the prevention of certain infectious diseases: BIVIGAM® (immune globulin intravenous, human) for the treatment of primary humoral immunodeficiency (PI); ASCENIV™ (immune globulin intravenous, human – slra 10% liquid) for the treatment of PI; and NABI-HB® (hepatitis B immune globulin, human) to provide enhanced immunity against the hepatitis B virus. ADMA manufactures its immune globulin products at its FDA-licensed plasma fractionation and purification facility located in Boca Raton, Florida. Through its ADMA BioCenters subsidiary, ADMA also operates as an FDA-approved source plasma collector in the U.S., which provides its blood plasma for the manufacture of its products. ADMA’s mission is to manufacture, market and develop specialty plasma-derived, human immune globulins targeted to niche patient populations for the treatment and prevention of certain infectious diseases and management of immune compromised patient populations who suffer from an underlying immune deficiency, or who may be immune compromised for other medical reasons. ADMA has received U.S. Patents: 9,107,906, 9,714,283, 9,815,886, 9,969,793 and 10,259,865 and European Patent No. 3375789, among others, related to certain aspects of its products and product candidates. For more information, please visit www.admabiologics.com.

Forward-Looking Statements

This press release contains “forward-looking statements” pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, about ADMA Biologics, Inc., and its subsidiaries (collectively, “our”, “ADMA” or the “Company”). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain such words as “anticipates,” “believes,” “could,” “can,” “estimates,” “expects,” “forecasts,” “intends,” “may,” “plans,” “predicts,” “projects,” “should,” “targets,” “will,” “would,” or, in each case, their negative, or words or expressions of similar meaning. These forward-looking statements also include, but are not limited to, statements about ADMA’s financial position and future results of operations. Actual events or results may differ materially from those described in this press release due to a number of important factors. Current and prospective security holders are cautioned that there also can be no assurance that the forward-looking statements included in this press release will prove to be accurate. Except to the extent required by applicable laws or rules, ADMA does not undertake any obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements. Forward-looking statements are subject to many risks, uncertainties and other factors that could cause our actual results, and the timing of certain events, to differ materially from any future results expressed or implied by the forward-looking statements, including, but not limited to, the risks and uncertainties described in our filings with the SEC, including our most recent reports on Form 10-K, 10-Q and 8-K, and any amendments thereto.

COMPANY CONTACT:
Skyler Bloom
Senior Director, Business Development and Corporate Strategy | 201-478-5552 | sbloom@admabio.com

INVESTOR RELATIONS CONTACT:
Michelle Pappanastos
Senior Managing Director, Argot Partners | 212-600-1902 | michelle@argotpartners.com